As filed with the Securities and Exchange Commission on November 9, 2021

Registration Nos. 33-30342

33-10831

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 33-30342

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 33-10831

UNDER

THE SECURITIES ACT OF 1933

CORTLAND BANCORP

(Exact name of registrant as specified in its charter)

Ohio	34-1451118
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

194 West Main Street, Cortland, Ohio	44410
(Address of Principal Executive Offices)	(Zip Code)

The Cortland Savings And Banking Company 401(k) Plan

(Full titles of the plans)

Kevin J. Helmick

c/o Farmers National Banc Corp.

as successor by merger to Cortland Bancorp

20 South Broad Street, Canfield, Ohio 44406

(330) 533-3341

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

J. Bret Treier, Esq.

Vorys, Sater, Seymour and Pease LLP

106 South Main Street

Suite 1100

Akron, Ohio 44308

Phone: (330) 208-1015

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to each of the following Registration Statements on Form S-8 (the “Registration Statements”) is being filed by Cortland Bancorp (the “Company”) to terminate all offerings under the Registration Statements and to deregister any and all shares of the Company’s common stock, no par value (the “Shares”), together with any and all plan interests and other securities registered but unsold or otherwise unissued as of the date hereof thereunder (the Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.

Registration Statement on Form S-8, File No. 33-30342, filed with the Securities and Exchange Commission (the “SEC”) on August 1, 1989, registering the offer and sale of 75,000 Shares issuable pursuant to The Cortland Savings and Banking Company 401(k) Plan.

2.

Registration Statement on Form S-8, File No. 33-10831, filed with the SEC on December 16, 1986, registering the offer and sale of 6,001 Shares issuable pursuant to The Cortland Savings and Banking Company 401(k) Plan.

On November 1, 2021, pursuant to the Agreement and Plan of Merger, dated as of June 22, 2021, as amended October 12, 2021 (the “Merger Agreement”), by and among Farmers National Banc Corp., an Ohio corporation (“Farmers”), FMNB Merger Subsidiary IV, LLC, an Ohio limited liability company and wholly-owned subsidiary of Farmers (“Merger Sub”) and the Company, the Company merged with and into Merger Sub (the “Merger”), with Merger sub surviving the Merger.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canfield, State of Ohio, on November 9, 2021.

Farmers National Banc Corp.
(as successor by merger to Cortland Bancorp)

By:	/s/ Kevin J. Helmick
Kevin J. Helmick
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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